EXHIBIT 5.1

Charles W. Barkley
Attorney at Law

6201 Fairview Road, Suite 200 Charlotte, NC 28210 cwbarkley@gmail.com skype: cbarkley2	(704) 944-4290 (704) 944-4280 (Fax) gopublic2@aol.com

February 19, 2013

ORO Capital Corporation, Inc.
23 Dassan Island Drive
Plettenburg Bay 6600 South Africa

Re:           Legal  Opinion – Shares Offered By Form S-1 Registration Statement

Ladies and Gentlemen:

I have acted as special counsel to ORO Capital Corporation, Inc., a Nevada corporation (the “Company”), in connection with its Registration Statement filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended (the “Act”), for registration of up to an aggregate of 1,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.00001 per share (“Common Stock”).

I have examined such documents and considered such legal matters as I have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, I have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company.

I am licensed only in the State of North Carolina and, for purposes of this opinion, have assumed reasonable similarity between the laws of North Carolina and laws of other states.

Based upon and subject to the foregoing it is my opinion that that the Shares are validly issued, fully paid and non-assessable.

Very truly yours,

/s/ Charles W. Barkley

Charles W. Barkley

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